EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Terremark Worldwide, Inc.:

We have issued our reports dated June 13, 2008, with respect to the consolidated financial statements of Terremark Worldwide, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Terremark Worldwide, Inc. and subsidiaries, included in the 2008 Annual Report to Stockholders of Terremark Worldwide, Inc. and subsidiaries. We hereby consent to the incorporation by reference to this Annual Report on Form 10-K of Terremark Worldwide, Inc. and subsidiaries of the aforementioned reports. We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-118369, 333-98331, 333-132995 and 333-146848) and on Form S-3 (Nos. 333-102286, 333-121133, 333-123775, 333-127622, 333-140836 and 333-146589).

As discussed in Note 2 to the consolidated financial statements, effective April 1, 2007 the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB No. 109. Also, as discussed in Note 2 to the consolidated financial statements, on April 1, 2006, the Company changed its method of accounting for share-based compensation.

/s/  KPMG LLP

Miami, Florida
June 13, 2008